EXHIBIT 23(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-78201 and 33-32240) pertaining to various stock option plans of Stryker Corporation of our reports dated February 3, 2006, with respect to the consolidated financial statements and schedule of Stryker Corporation, Stryker Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Stryker Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

Grand Rapids, Michigan
March 3, 2006